Exhibit 107

Calculation of Filing Fee Tables

FORM F-10

(Form Type)

ALMONTY INDUSTRIES INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

In US Dollars

	Title	Instruction	Registered	Per Unit	Offering Price	Fee Rate	Fee
Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule or Instruction

Fees to be paid	Equity	Common Shares	Rule 457(o)
Fees to be paid	Debt	Preferred Shares	Rule 457(o)
Fees to be paid	Other	Debt Securities	Rule 457(o)
Fees to be paid	Other	Warrants	Rule 457(o)
Fees to be paid	Other	Subscription Receipts	Rule 457(o)
Fees to be paid	Other	Units	Rule 457(o)
Fees to be Paid	Unallocated (Universal) Shelf (1)	-	Rule 457(o)	$500,000,000	$500,000,000	$0.00013810		$69,050.00
Fees Previously Paid	-	-	-	-	-	-		-
	Total Offering Amounts				$500,000,000			$69,050.00
	Total Fees Previously Paid							$-
	Total Fee Offsets						$
	Net Fee Due							$69,050.00

(1)	There are being registered under this Registration Statement such indeterminate number of common shares, preferred shares, debt securities, warrants, subscription receipts and units of the Registrant, and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively shall have an aggregate offering price not to exceed $500,000,000. The securities registered hereunder also include such indeterminate number of each class of identified securities as may be issued upon conversion, exercise or exchange of any other securities that provide for such conversion into, exercise for or exchange into such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.